Exhibit 10.5.1

July 4, 2020
Dear Christina:
Congratulations! We're delighted to offer you employment at Robinhood Markets, Inc. ("Robinhood" or the “Company”). We hope you'll join us in our mission to democratize finance for all.

You will join us as a Chief Marketing Officer initially reporting to Baiju Prafulkumar, working in Menlo Park. Your starting annual salary will be $400,000, less applicable taxes, deductions and withholdings. You will be paid semi-monthly on Robinhood’s regularly scheduled pay dates. Your first day of work at Robinhood will be your “Start Date.” We currently anticipate that your Start Date will be September 15, 2020, or another date mutually agreed upon in writing.

Sign-On Bonus. You will receive a sign-on bonus of $215,000 less applicable taxes, deductions and withholdings, in two equal installments. The first installment will be paid to you within 30 days following your Start Date, provided you are continuously employed with Robinhood through that date. This first installment of your sign-on bonus is an advance payment to assist you in transitioning into your new role and will be earned on a pro-rata basis over the first 12 months of your employment at Robinhood. If your employment terminates for any reason other than an Involuntary Termination (as defined below) before the one year anniversary of your Start Date, you will be required to repay a pro rata portion of the first installment of your sign-on bonus to Robinhood (based on the number of full calendar months you were employed at Robinhood as of your termination date) within sixty (60) days following your last day of employment. The second installment will be paid to you within 30 days following the 1-year anniversary of your Start Date, provided you are continuously employed with Robinhood through that date. This second installment of your sign-on bonus is an advance payment and will be earned on a pro-rata basis over the second 12 months of your employment. If your employment terminates for any reason other than an Involuntary Termination after you received your second installment but before your two year anniversary of your Start Date, you will be required to repay a pro rata portion of the second installment of your sign-on bonus to Robinhood (based on the number of full calendar months you were employed at Robinhood between your first and second anniversary dates) within sixty (60) days following your last day of employment.

Equity. We will recommend to Robinhood’s Board of Directors (the “Board”) that you be granted you an award of restricted stock units for Robinhood’s Common Stock (“RSUs”) valued at $9,500,000 as of the grant date. The number of RSUs will be calculated on the grant date based on the purchase price of the Company’s most recent round of preferred stock, as determined by the Board in its sole discretion. Vesting of the RSUs requires satisfaction of two vesting conditions: a time-based vesting condition and a liquidity- based condition. You will vest in the RSUs over four years with 25% of the number of shares vesting on the 1st of the month of your one year anniversary with the Company, and then 6.25% vesting on the 1st of the month of each quarterly anniversary thereafter, until the grant is fully vested, subject to you continuing in employment or service with the Company through each respective vesting date. Earned RSUs vest and become stock owned by you only after the

Company shares are generally liquid, meaning after the Company has been acquired or six months after an initial public offering. The RSUs will be subject to the terms and conditions of the Company’s 2020 Equity Incentive Plan and a restricted stock unit agreement between you and the Company. The grant of such RSUs is subject to the Board’s approval and this promise to recommend such approval is not a promise of compensation and is not intended to create any obligation on the part of Robinhood. Further details on any specific RSU grant to you will be provided upon approval of such grant by the Board.

Termination of Service. In the event of your cessation of employment, you will be entitled to receive your Accrued Benefits (as defined below). In addition, subject to the requirements of subsection (b) below, you will be entitled to the following additional payments and benefits:

(a)In the event that your employment ends due to an Involuntary Termination during the Change in Control Period, then your outstanding and unvested RSUs granted pursuant to this offer letter will automatically be deemed to have satisfied the time-based vesting condition with respect to 100% of the shares underlying such award as of the date of your Involuntary Termination; provided that, except as set forth herein, any performance-based vesting criteria (including the achievement of any liquidity conditions) will be treated in accordance with the applicable award agreement or the Plan governing the terms of such equity award.

(b)You will not be eligible for the benefits described in this paragraph (other than the Accrued Benefits) unless you have first executed a general release of all claims that you may have against the Company or entities or persons affiliated with the Company, substantially in the form attached hereto as Exhibit A (the “Release”), and such Release becomes effective, on or before the 60th day following the date of the Involuntary Termination.

(c)In the event of Involuntary Termination of your employment, or if Robinhood revokes this Offer Letter prior to the Start Date, in either case prior to the achievement of the time based vesting of the first 25% of the RSU grant described above, you shall be entitled to a severance payment equal to 6 months of your annual salary at the time of such Involuntary Termination, as well as a payment equal to the premium costs for you and your eligible dependents to continue healthcare coverage under COBRA for 6 months. In the event of Involuntary Termination of your employment at any time thereafter, you shall be entitled to a severance payment equal to 3 months of your annual salary at the time of such Involuntary Termination, as well as a payment equal to the premium costs for you and your eligible dependents to continue healthcare coverage under COBRA for 3 months. Any severance pay due hereunder shall be paid in a single lump sum within 30 days of the date the Release becomes effective of your employment.

Section
409A.

(a)Separation from Service. For purposes of this offer letter, no payment will be made to you upon termination of your employment unless such termination constitutes a “separation from service” within the meaning of Section 409A of the Internal Revenue Code (“Code”). To the extent any payment is determined to be subject to (and not exempt from) Section 409A, then to the extent necessary to comply with Section 409A, if the designated payment period for any payment under this offer letter begins in one taxable year and ends in the next taxable year, the payment will commence or otherwise be made in the later taxable year.

(b)Specified Employee. For purposes of Section 409A of the Code, if the Company determines that you are a “specified employee” under Section 409A(a)(2)(B)(i) of the Code at the time of your separation from service, then to the extent delayed commencement of any portion of the payments or benefits to which you are entitled pursuant to this offer letter is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code, such portion will not be provided to you until the earlier (i) the expiration of the six-month period measured from your separation from service or (ii) the date of your death. As soon as administratively practicable following the expiration of the applicable Section 409A(2)(B)(i) period, all payments deferred pursuant to the preceding sentence will paid in a lump-sum to you and any remaining payments due pursuant to this offer letter will be paid as otherwise provided herein.

Section 280G; Limitation on Payments. Notwithstanding anything in this offer letter to the contrary, if any payment or distribution to you pursuant to this offer letter or otherwise (“Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment will either be (a) delivered in full or (b) delivered as to such lesser extent as would result in no portion of such Payment being subject to the Excise Tax, whichever of the foregoing amounts, after taking into account the applicable federal, state and local income taxes and the Excise Tax, results in your receipt on an after-tax basis of the largest payment, notwithstanding that all or some portion of the Payment may be taxable under Section 4999 of the Code. The accounting firm engaged by the Company for general audit purposes as of the date prior to the effective date of the Change in Control, or such other person or entity as determined in good faith by the Company, will perform the foregoing calculations. Any good faith determinations of the accounting firm made pursuant to this paragraph will be final, binding, and conclusive upon all parties.

Withholding Taxes. All payments made pursuant to this offer letter will be subject to reduction to reflect such federal, state, local or other taxes or charges as are required to be withheld pursuant to any applicable law or regulation.

Employee Benefits. You’ll have access to Robinhood benefits offerings. Summary details of these plans will be sent separately, and you will be required to complete an enrollment process to activate your benefits after your Start Date. Robinhood may modify your benefits from time to time as it deems necessary.

Proprietary Information and Inventions Agreement. In order to work at Robinhood, we need you to read, complete, and sign the enclosed Proprietary Information and Invention Assignment Agreement, which, among other things, prohibits unauthorized use or disclosure of Robinhood’s confidential information or any third party proprietary and confidential information.

No Breach of Obligations To Prior Employers. We do not want you to violate any obligations you may have to your current or former employers. This includes making sure that you do not disclose any confidential or proprietary information of any former employer or use it in your work for Robinhood. By signing this offer letter and the other agreements referenced in this letter, you represent that your working for Robinhood will not violate any agreement between you and your current or past employers.

At-Will Employment. Your employment with Robinhood will be “at-will.” This means that either you or Robinhood may terminate the employment relationship at any time, with or without notice, and with or without cause. This at-will relationship cannot be changed, either orally or in writing, or by any policy or conduct, unless you receive a document expressly stating that your employment is no longer at-will, signed both by you and Robinhood’s VP of People or President.

Robinhood Policies. Our policies matter. As an employee of Robinhood, you will be expected to comply with the policies in our Employee Handbook, Code of Ethics and other policies applicable to your employment, in each case as provided to you in writing.

Indemnification. During the term of your employment and thereafter, Robinhood agrees that it shall indemnify you and provide you with Directors & Officers liability insurance coverage to the same extent that it indemnifies and/or provides such insurance coverage to the Board members and other most senior executive officers.

Outside Activities. You may engage in civic and not-for-profit activities, and serve on the boards of directors or serve as a consultant to non-competitive private or public companies; provided, in each case that such activities do not materially interfere with the performance of your duties to Robinhood or raise an actual or perceived conflict of interest.

Eligibility to Work in the United States. When you begin employment with Robinhood, please bring appropriate documentation to verify your authorization to work in the United States. Robinhood may not employ anyone who cannot provide documentation showing that they are legally authorized to work in the United States.

Registration Requirement For FINRA Registered Representatives. If applicable, this offer is contingent upon a successful review and acceptance of your Form U4 so that you become an associated person of Robinhood Securities, LLC or Robinhood Financial LLC (as applicable). This will require the completion and submission of a Form U4 (available at: https://www.finra.org/sites/default/files/form-u4.pdf), and fingerprinting within 30 days following the filing of your Form U4 (deadline currently extended due to the current stay at home orders).

In order for us to submit your Form U4 and access any relevant information relating to your prior registration with FINRA, you are required to sign an authorization for WebCRD review as well as a Form U4 Arbitration Acknowledgement. Robinhood will review and verify your past employment in WebCRD and when made available your most recent U5 information. Your employment is contingent upon verification of the information provided and Robinhood’s assessment of references and past employers. If you were previously registered with the NFA, you will be required to submit CFTC Form 8-T.

In connection with becoming an associated person of Robinhood Securities, LLC or Robinhood Financial LLC (as applicable), additional forms will be separately provided to you requesting that you disclose all of your outside business activities as well as any outside brokerage accounts. Your employment is contingent upon Robinhood’s review of the information provided as well as your agreement, if applicable, to any specific conditions or limitations as Robinhood may deem necessary.

Background Check. This offer is contingent upon (and you may not start employment until) the successful completion of your background check, which includes fingerprinting and an OFAC screening due to regulatory requirements. Due to the current stay at home orders, we are extending your time to be fingerprinted until approved fingerprinting agencies are reopened in your area. We expect our employees to operate with the highest integrity, to be accurate and honest in providing information in the application, interview, and hiring process, and to disclose any information that may prevent or interfere with prompt licensing (if applicable to the job). Robinhood reserves the right to rescind this offer or terminate employment due to an unsatisfactory background check, adverse disclosure events reported on a Form U4/U5 (if applicable), or any inaccurate or undisclosed information in connection with the application, interview, or hiring process.

Arbitration Agreement. You will also be asked to sign a Mutual Agreement To Arbitrate. Arbitration is a process of private dispute resolution, and in the unlikely event that there is a dispute between you and Robinhood, Robinhood would like to submit the dispute to arbitration. Please read the agreement for more information.

Entire Agreement; Amendment. This offer letter and the referenced agreements and policies constitute the entire agreement between you and Robinhood and supersede any prior understandings or agreements, whether oral or written, between you and Robinhood. The terms set forth in this Offer Letter shall not be changed, altered, modified or amended, except by a written agreement that (i) explicitly states the intent of both parties hereto to supplement the terms herein and (ii) is signed by both parties hereto.

Accepting this Offer. To accept this offer, please sign and date this letter. We would love to hear from you sooner, but we will give you until July 6, 2020 to accept, unless we mutually agree in writing to a later deadline. We can’t wait for you to join our team!

Very truly yours,

Robinhood Markets Inc.

/s/ Baiju Prafulkumar Bhatt Title: Co-President

I have read and accept this employment offer.

/s/ Christina Smedley McCarthy

Christina Smedley McCarthy

APPENDIX
DEFINITIONS
Capitalized terms not otherwise defined in the offer letter will have the meanings set forth below:

“Accrued Benefits” shall mean your accrued but unpaid base salary or wages, accrued vacation pay, unreimbursed business expenses for which proper documentation is provided, and other vested amounts and benefits earned by (but not yet paid to) or owed to you under any applicable employee benefit plan of the Company through and including the date of the Involuntary Termination.

“Cause” shall mean (i) an unauthorized use or disclosure by you of Robinhood’s confidential information or trade secrets, which use or disclosure causes material harm to Robinhood; (ii) a breach by you of any agreement between you and Robinhood, which breach causes material harm to Robinhood; (iii) failure by you to comply with Robinhood’s written policies or rules, which failure causes material harm to Robinhood; (iv) your conviction of, or plea of “guilty” or “no contest” to, a felony under the laws of the United States or any state thereof; (v) your gross negligence or willful misconduct; (vi) a willful continuing failure by you to perform assigned duties after having received written notification of such failure from the Chief Executive Officer and failing to have reasonably cured such failure within 30 days of that notice; or (vii) a failure by you to cooperate in good faith with a governmental or internal investigation of Robinhood or its directors, officers or employees, if Robinhood has requested your cooperation, provided that, as to prongs (ii) and (iii), an event will only constitute Cause after you have been given written notice of the breach or non-compliance from the Chief Executive Officer and you have failed to reasonably cure those conditions, including any material harm resulting to Robinhood from such breach or non-compliance, within 30 days of such notice.

“Change in Control” shall mean (i) the consummation of a merger or consolidation of Robinhood with or into another entity, (ii) a sale of all or substantially all of the assets of Robinhood, or (iii) the dissolution, liquidation or winding up of Robinhood. The foregoing notwithstanding, neither (A) a merger or consolidation of Robinhood, nor (B) any rollup, consolidation or similar corporate transformation of any subsidiary or affiliate of Robinhood that may be your employer, will constitute a “Change in Control” if immediately after such merger or consolidation a majority of the voting power of the capital stock of the continuing or surviving entity, or any direct or indirect parent corporation of such continuing or surviving entity, will be owned by the persons who were Robinhood’s stockholders immediately prior to such merger or consolidation in substantially the same proportions as their ownership of the voting power of Robinhood’s capital stock immediately prior to such merger or consolidation.

“Change in Control Period” shall mean the period commencing three months prior to a Change in Control and ending 18 months following a Change in Control.

“Chief Executive Officer” shall mean the individual serving in the role of Chief Executive Officer (or, if applicable, either of the individuals serving as co-Chief Executive Officer) of Robinhood or, if no one is serving in the role of Chief Executive Officer or co-Chief Executive Officer, the individual serving in the role of President (or, if applicable, either of the individuals serving as co-President) of Robinhood.

“Involuntary Termination” shall mean either: (i) the termination of your employment by Robinhood other than for Cause; or (ii) your resignation for Good Reason. An Involuntary Termination will not include a termination of your employment by reason of your death or disability, termination of your employment for Cause or your resignation from your employment without Good Reason.

“Good Reason” shall mean your resignation following the occurrence of one or more of the following, without your express written consent: (i) a material reduction of your duties, authority or responsibilities; (ii) a material reduction in your base salary (for illustrative purposes, a reduction of less than 10% of your base salary in any one year will not alone constitute Good Reason); (iii) a material change in the geographic location of your primary work facility or location provided, that a relocation of less than 30 miles from its then present location will not be considered a material change in geographic location; or (iv) Robinhood’s material breach of any obligations under any written agreement or covenant with you. Notwithstanding the foregoing, you will be not entitled to resign for Good Reason without first providing Robinhood with written notice of the acts or omissions constituting the grounds for “Good Reason” within 90 days of the initial existence of the grounds for “Good Reason” and Robinhood’s failure to reasonably cure such grounds within a reasonable cure period of not less than 30 days following the date of such notice. In addition, your resignation will not qualify as a resignation for “Good Reason” unless:
(A)the grounds for “Good Reason” are not reasonably cured within the cure period specified in the preceding sentence; and (B) you resign within 30 days following the end of such cure period.

EXHIBIT A

FORM OF RELEASE

Dear Name:

This letter (the “Agreement”) confirms the agreement between you and Robinhood Markets, Inc. (the “Company”), regarding your separation from employment.

1.Separation. Your last day of work and your employment termination date is [INSERT DATE] (the “Separation Date”).

2.Final Wages. On the Separation Date or the next regular payday following the Separation Date (as applicable), the Company will pay you all salary and accrued, unused vacation, earned through the Separation Date, less standard payroll deductions and withholdings. You are entitled to this payment even if you don’t sign this Agreement.

3.Separation Payment. Although the Company has no policy requiring payment of severance and you are not otherwise entitled to receive any severance from the Company, in consideration for you executing and not revoking this Agreement, returning an executed copy within the time frame requested at the end of this letter, and complying with the terms of this Agreement, the Company will pay you a lump sum separation payment of [$AMOUNT] (the “Separation Payment”). This Separation Payment will be paid to you within 30 days of the Company’s receipt of this signed Agreement. The Separation Payment will be included on an applicable W-2 Form issued by the Company.

4.Health Insurance. Your health insurance coverage will terminate on the last day of the month of the Separation Date. At that time, you will be eligible to continue your group health insurance benefits at your own expense, subject to the terms and conditions of the benefit plan(s), federal and state COBRA laws, and, as applicable, state insurance laws. You will receive additional information regarding your right to elect continued coverage under COBRA in a separate communication. It will be your sole responsibility to timely elect COBRA and to make all applicable payments to continue your group health insurance coverage.

5.Release of All Claims. In consideration for receiving the Separation Payment described in Section 3, which you acknowledge you are not otherwise entitled to receive, you hereby release, waive, acquit and forever discharge the Company and its past and present officers, directors, employees, investors, shareholders, agents, administrators, attorneys, predecessors, successors, parent entities, subsidiaries, divisions, assigns, and affiliates (the “Released Parties”), of and from any and all claims, liabilities, demands, causes of action, costs, expenses, attorneys’ fees, damages, indemnities and obligations of every kind and nature, in law, equity, or otherwise, known and unknown, suspected and unsuspected, disclosed and undisclosed, arising out of or in any way related to agreements, events, acts, omissions, or conduct occurring at any time prior to and including the date you sign this Agreement (the “Released Claims”). The Released Claims include, without limitation: any and all claims arising from or relating to your employment relationship with the Company and the termination of that relationship; any and all claims for wrongful discharge of employment, termination in violation of public policy, constructive discharge, negligent hiring, retention or supervision, breach of contract, both express and implied, breach of a covenant of good faith and fair dealing, both express and implied, promissory estoppel, unjust enrichment, negligent or intentional infliction of emotional distress, negligent or intentional misrepresentation, negligent or intentional interference with contract or prospective economic advantage, unfair business practices, defamation, libel, slander, negligence, personal injury, assault, battery, invasion of privacy, false imprisonment, and conversion; any and all claims for wages, bonuses, commissions, overtime, vacation pay, severance pay, or any other form of compensation of any kind, as to which you have considered and agree that there is a good-faith dispute as to whether such wages are due, and, based on this good-faith dispute, you release and waive any and all claims regarding any alleged unpaid wages and any corresponding penalties, interest, or attorneys’ fees, in exchange for the Separation Payment provided in this Agreement; any and all claims for discrimination, harassment, and retaliation; and any all claims for attorneys’ fees and costs.

The Released Claims also include, without limitation, any and all claims arising under any federal, state or municipal constitution, statute, regulation, ordinance, and common law, including, but not limited to, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Equal Pay Act of 1963, the Rehabilitation Act of 1973, the Americans with Disabilities Act of 1990, 42 U.S.C. section 1981, the Employee Retirement Income Security Act of 1974, the National Labor Relations Act, the Worker Adjustment and Retraining Notification Act, the Fair Labor Standards Act, the Family and Medical Leave Act, the California Constitution, the California Labor Code, the Private Attorneys General Act (Labor Code § 2698 et seq.), any applicable California Industrial Welfare Commission Wage Order, the California Fair Employment and Housing Act, the California Family Rights Act, the Pregnancy Disability Leave law, the Healthy Workplaces Healthy Families Act of 2014, California Business and Professions Code section 17200, and, where applicable, the Florida Civil Rights Act, the Florida Whistleblower Act, the Florida False Claims Act, the Florida Minimum Wage Act, the Colorado Anti-Discrimination Act, the Colorado Wage Act, and the Colorado Wage Protection Act.

The Released Claims do not include claims which may not be released without judicial or government supervision; claims for workers’ compensation benefits or unemployment insurance benefits; claims raising under this Agreement; any claims related to vested rights under the Company’s 401(k) plan; or any rights or claims that cannot be waived as a matter of law.

You agree that the release set forth above shall be and remain in effect in all respects as a complete general release as to the matters released. You represent and warrant that you have not assigned or given away any of the Released Claims.

6.Waiver of Unknown Claims. In granting the release herein, you understand and agree that this Agreement includes a release of all claims known or unknown, suspected or unsuspected, and your release of claims is intended to release all Released Claims you may have against the Released Parties, even if you are not aware of them, and even if knowledge of the existence of the claims would have materially affected your acceptance of this Agreement. Accordingly, you hereby expressly waive the protection of California Civil Code Section 1542 and any other analogous rule or principle of law. Section 1542 of the California Civil Code states:

“A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.”

7.ADEA Waiver. You understand and hereby expressly acknowledge that, by entering into this Agreement, you are knowingly and voluntarily waiving and releasing any and all rights you may have arising under the Age Discrimination in Employment Act, as amended by the Older Workers Benefit Protection Act of 1990 (“ADEA”) which have arisen on or before the date of execution of this Agreement(“ADEA Waiver”), and that the consideration given for the foregoing waiver is in addition to anything of value to which you were already entitled. You further acknowledge and agree that you have been advised by this writing, as required by the ADEA that: (a) you have had at least twenty-one (21) calendar days within which to consider this release before executing it (although you may choose to voluntarily execute this release earlier); (b) you are aware of the contents and significance of all the provisions of this Agreement and knowingly and voluntarily agree to the terms of this Agreement and intend to be legally bound by them; (c) you have seven
(7) full calendar days within which to revoke this Agreement after it is executed by you, and agree that this Agreement shall not become effective or enforceable until this seven-day revocation period has ended; (d) to revoke this Agreement, you must notify the Company, in writing, and such notification must be received no later than 5:00 p.m. on the seventh day following the date you sign this Agreement, addressed to: [NAME. ADDRESS] with a copy by email to [EMAIL ADDRESS]); (e) you have been advised in writing to have this Agreement reviewed by counsel prior to signing it; and (f) rights or claims under the ADEA that may arise after the date this Agreement is signed are not waived. You agree that any modifications, material or otherwise, made to this Agreement do not restart or affect in any manner the original 21-day consideration period provided in this paragraph.

8.Tax Matters. You and the Company intend that all payments made under this Agreement are exempt from the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, the regulations and other guidance there under and any state law of similar effect (collectively “Section 409A”) so that none of the payments or benefits will be subject to the adverse tax penalties imposed under Section 409A, and any ambiguities herein will be interpreted to be so exempt. In no event will the Company reimburse you for any taxes or other penalties that may be imposed on you as a result of Section 409A and you shall indemnify the Company for any liability that arises as a result of Section 409A.

9.Expense Reimbursement. You agree that, within ten (10) days of the Separation Date, you will submit your final documented expense reimbursement statement reflecting any business expenses you incurred through the Separation Date, if any, for which you seek reimbursement. The Company will reimburse you for your reasonable and necessary business expenses pursuant to its regular business practice. You agree and acknowledge that you have no other unreimbursed business expenses arising out of your employment with the Company.

10.Return of Company Property. By signing below, you certify that, as of the Separation Date, you have returned to the Company and have not retained any Company property in your possession or control, including, without limitation, equipment, documents (in paper and electronic form), credit cards, phone cards, and any Company property that you stored in electronic form or media (including, but not limited to, any Company property stored on your personal computer, USB drives or in a cloud environment). If you discover after the Separation Date that you have retained any Company property, including but not limited to Company proprietary or confidential documents, information, or other Company property, you agree, immediately upon discovery, to contact the Company and make arrangements to promptly return the documents or information. Your timely return of all such Company documents, information, and other property is a condition precedent to your receipt of the Separation Payment provided under this Agreement.

11.Continuing Obligations. You acknowledge your continuing obligations under your Proprietary Information and Inventions Agreement entered into by and between you and the Company (the “Confidentiality Agreement“), which, among other things, prohibits disclosure of any confidential or proprietary information of the Company and solicitation of Company employees. A copy of your Confidentiality Agreement is attached hereto as Attachment A.

Notwithstanding any provisions in this Agreement or your Confidentiality Agreement related to the unauthorized use or disclosure of trade secrets, you are hereby notified that, pursuant to the Defend Trade Secrets Act of 2016, you cannot be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law. You also may not be held so liable for such disclosures made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. In addition, individuals who file a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order.

12.Confidentiality. You agree to hold the existence of this Agreement and its provisions in strict confidence and will not publicize or disclose the existence or terms of this Agreement in any manner whatsoever; provided, however, that you may disclose the existence or the terms of this Agreement in confidence: (a) to your immediate family; (b) to your attorney, accountant, auditor, tax preparer, or financial advisor to render services to you; (c) to enforce the terms of the Agreement, or (d) as otherwise required by law or to engage in Protected Activity (as described in Section 16).

13.Nondisparagement. Other than as provided in Section 16 or if you are compelled by a valid subpoena or court order, you will not make any false, disparaging, negative, or derogatory remarks regarding the Company or any other Released Party or its or their products, services, business processes, procedures, methods, policies, practices, standards of business conduct, or research and development.

14.Cooperation. You agree to fully cooperate with and make yourself readily available to the Company, the Company’s internal legal counsel and the Company’s advisers, experts, consultants and outside legal counsel, as the Company may request, to assist the Company in any matter regarding the Company and its subsidiaries and parent companies, including giving truthful testimony in any litigation (whether the Company is a plaintiff, defendant or third party witness, including without limit, any litigation regarding regulatory enforcement matters), potential litigation or any internal investigation or any administrative, regulatory, judicial or quasi-judicial proceedings. Other than as provided in Section 16 below, you further agree not to assist any party in maintaining any lawsuit or any other claims against the Company or any of its affiliates or officers, directors or employees, nor shall you induce or encourage any person or entity to do so, and you agree that you will not provide any confidential information to anyone concerning the Company, its business or any of its affiliates or officers, directors or employees, unless compelled to do so by valid subpoena or other court order, and in such case only after first notifying the Company sufficiently in advance of such subpoena or court order to reasonably allow the Company an opportunity to object to same.

15.Legal Representation Paid by the Company. You agree, absent any conflict of interest between you and the Company, to be represented by the Company’s legal counsel in connection with any litigation, potential litigation or any internal investigation or administrative, regulatory, judicial or quasi-judicial proceedings claim, action, proceeding or demand against the Company or you that arises out of your employment with the Company or in connection with the performance of your duties on behalf of the Company during your employment with the Company. If a conflict of interest arises between you and the Company in any such matter, the Company agrees to pay reasonable attorneys’ fees for separate legal counsel to represent you if such separate legal counsel is acceptable to the Company; provided, however, that this obligation shall not extend to (a) any attorneys’ fees arising out of any breach by you of this Agreement or any other written agreement between you and the Company or any Company written policy to which you were subject during your employment with the Company, (b) your recklessness, gross negligence or willful misconduct, (c) any attorneys’ fees incurred in connection with any claim, action, proceeding or demand initiated or brought by you and not by way of defense, or (d) any attorneys’ fees paid directly to you by an insurer under a policy of liability insurance maintained by the Company, its affiliate, you or any other party.

16.Protected Activity. You understand that nothing in this Agreement prohibits you from engaging in any Protected Activity, which for purposes of this Agreement means filing a charge or complaint, or otherwise disclosing relevant information to or communicating, cooperating, or participating with, any state, federal, or other governmental agency, including the Securities and Exchange Commission, the Equal Employment Opportunity Commission, and the National Labor Relations Board, but does not include the disclosure of any Company attorney-client privileged communications. This Agreement does not prevent the disclosure of factual information relating to claims of sexual assault, sexual harassment, harassment or discrimination based on sex, or retaliation for filing a claim of sexual assault. You understand that you are not required to obtain prior authorization from the Company or to inform the Company prior to engaging in any Protected Activity.

17.Arbitration and Applicable Law. In the event that a dispute arises concerning the interpretation or enforcement of this Agreement, or any other related matter, you agree that any such dispute (except that brought by the Equal Employment Opportunity Commission, the National Labor Relations Board, or other comparable federal, state, or local agency) shall be submitted to binding arbitration before JAMS under its Employment Arbitration Rules & Procedures. A copy of the JAMS Employment Arbitration Rules and Procedures can be found online at www.jamsadr.com/rules-employment-arbitration/. There shall be one arbitrator appointed in accordance with said rules. The arbitration will take place in the county in which you last worked for the Company. The Federal Arbitration Act shall govern the enforceability of this arbitration agreement. Otherwise, the Agreement shall be construed according to the laws of the state in which you were last employed by the Company, without giving effect to any choice of law rules or principles that may result in the application of the laws of any jurisdiction other than that of that state. The arbitrator’s award may be enforced by a court of competent jurisdiction.

18.Miscellaneous. You and the Company agree that this Agreement constitutes the entire agreement between you and the Company and any affiliate of the Company regarding the subject matter of this Agreement, and that this Agreement may not be modified or amended except in a writing signed by both you and a duly authorized officer of the Company. You acknowledge that you have entered into this Agreement without reliance on any promise or representation, written or oral, other than those expressly contained herein, and that it supersedes any other such promises, warranties or representations. The Agreement shall be binding upon you and the Company, and each of your respective heirs, personal representatives, successors and assigns, but neither this Agreement nor any right hereunder shall be assignable by you without the written consent of the Company. You agree that this Agreement may be executed in counterparts, each of which shall be an original, but all of which together shall constitute one agreement. Execution of a facsimile copy or scanned image shall have the same force and effect as execution of an original, and a facsimile signature or scanned image of a signature shall be deemed an original and valid signature. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this will not affect any other provision of this Agreement and the provision in question shall be modified by the court so as to be rendered enforceable.

19.Effective Date. If you accept this Agreement, please sign and date the enclosed copy of this Agreement in the space provided below and return it to [NAME], [TITLE], by email to [EMAIL ADDRESS] within 21 days of the date of this Agreement. This Agreement shall be effective as of the eighth (8th) day after it is executed by you (“the Effective Date”), provided you have not revoked it in writing before that date.

Robinhood Markets, Inc.

By:

Accepted and Agreed:

Employee Name

Date: